April 12, 1996

Ms. Elisabeth Robert
Chief Financial Officer
The Vermont Teddy Bear Co., Inc.
2236 Shelburne Road
Shelburne, Vermont 05482

Dear Liz:

I understand that on June 30, 1996, The Vermont Teddy Bear Co., Inc. (the "Company") shall have accrued $126,000 in dividends on my Series A Preferred Stock (the "Accrued Dividends") as more fully described in Attachment A.

I hereby agree to waive any and all claims on the Accrued Dividends in exchange for a 5 year warrant to purchase 43,826.087 shares of the Company's common stock at the current market price of $2.875 per share.

Sincerely,

/s/ Joan H. Martin
Joan H. Martin

                                                                 Attachment A

                         HISTORY OF PREFERRED STOCK

05/07/93 The Company issued 72 shares of no par, 12% cumulative preferred stock, with a liquidation value of $10,000 per share, as full payment of the outstanding debenture payable to Joan Martin.

06/30/93 The Company accrued $12,782 in dividends on preferred shares.

08/18/93 The Company issued 18 shares of no par, 12% cumulative preferred stock, with a liquidation value of $10,000 per share, as partial payment of the outstanding interest payable to Joan Martin. (The balance of accrued interest, $69,167, was paid with a portion of the proceeds of the IPO.)

09/15/93 The 90 shares of preferred stock outstanding were converted to 90 shares of 8% Series A preferred.

09/30/93 The Company accrued $22,832 in dividends on preferred shares.

12/31/93 The first quarterly dividend ($18,000) was declared on Series A preferred stock.

03/31/94 The second quarterly dividend ($18,000) was declared on Series A preferred stock.

05/12/94            The dividends declared 06/30/93, 09/30/93, 12/31/93, and
                    03/31/94 (totalling $71,614) were paid.

Schedule of Dividends
From April 1, 1994, forward
- ---------------------------
Incurred On         Amount       Paid On

06/30/94            $18,000      05/31/95
09/30/94            $18,000      05/31/95
12/31/94            $18,000
03/31/95            $18,000
06/30/95            $18,000
09/30/95            $18,000
12/31/95            $18,000